Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
First Quarter 2013 Results

First quarter 2013 net income from continuing operations attributable to Ameriprise Financial per diluted share was $1.58.  First quarter 2013 operating earnings per diluted share were $1.59.

Company raises regular quarterly dividend by 16 percent, or $0.07 per diluted share, to $0.52.

MINNEAPOLIS – April 22, 2013 – Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2013 net income from continuing operations attributable to Ameriprise Financial of $336 million, or $1.58 per diluted share, compared to $245 million, or $1.06 per diluted share, a year ago. First quarter 2013 operating earnings were $338 million, or $1.59 per diluted share, compared to $335 million, or $1.45 per diluted share, a year ago.

First quarter 2013 operating net revenues increased 4 percent from a year ago to $2.6 billion, primarily driven by strong Ameriprise client net inflows and market appreciation, partially offset by the decline in net investment income from low interest rates and the company’s decision to end certain banking operations last year. Excluding revenues from former banking operations in the prior year, operating net revenues would have increased 5 percent.

First quarter 2013 operating expenses increased 5 percent to $2.1 billion, reflecting higher distribution costs and disclosed benefits last year. Operating general and administrative expenses declined 3 percent reflecting lower bank-related expenses in the quarter. Excluding former banking operations, expenses were essentially flat compared to a year ago as the company’s re-engineering efforts offset investments in the business.

The company continues to return capital to shareholders while maintaining a strong financial foundation. The company returned $454 million to shareholders through share repurchases and dividends during the quarter.

Return on shareholders’ equity excluding accumulated other comprehensive income (AOCI) was 14.0 percent for the 12 months ended March 31, 2013. Operating return on equity excluding AOCI was 16.4 percent for the same time period.

“Ameriprise delivered strong results in the first quarter,” said Jim Cracchiolo, chairman and chief executive officer. “Our fee-based businesses are leading our growth with a very good quarter for our wealth management business where we are generating strong advisor productivity and client net inflows.”

“Our operating return on equity hit a high of 16.4 percent in the quarter, and we see opportunities to continue to grow our return over time. Our business generates strong free cash flow that we’re returning to shareholders through share repurchases and dividends. In fact, we’re increasing our regular quarterly dividend, raising it another 16 percent.”

Ameriprise Financial, Inc.

First Quarter Summary

	Quarter Ended March 31,		% Better/	Per Diluted Share Quarter Ended March 31,		% Better/
(in millions, except per share amounts, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$336	$245	37%	$1.58	$1.06	49%
Adjustments, net of tax (1) (see reconciliation on p. 11)	2	90		0.01	0.39
Operating earnings	$338	$335	1%	$1.59	$1.45	10%

Weighted average common shares outstanding:
Basic	208.4	227.3
Diluted	212.3	231.7

(1)   After-tax is calculated using the statutory tax rate of 35%.

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed living benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on index universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

First quarter operating earnings included the following after-tax items(1):

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Market impact of DAC and DSIC	$10	$17	$0.05	$0.07
Variable annuity valuation model updates	$—	$13	$—	$0.06

(1)   After-tax is calculated using the statutory tax rate of 35%.

In addition, Ameriprise Bank generated $10 million in after-tax operating earnings in the first quarter of 2012.

Taxes

The first quarter 2013 operating effective tax rate was 26.5 percent compared to 26.5 percent a year ago.

The company estimates that its 2013 operating effective tax rate will be in the 26 to 28 percent range.

First Quarter 2013 Business Highlights

•                  Assets under management and administration were a record high of $708 billion – a 5 percent increase from a year ago driven by Ameriprise advisor client net inflows and market appreciation.

•                  Ameriprise advisor client assets grew 11 percent to $372 billion driven by strong net inflows and market appreciation.

•                  Wrap net inflows in the quarter were $4.1 billion, a 41 percent increase. Total wrap assets increased 18 percent to $134 billion.

•                  Operating net revenue per advisor, excluding results from former banking operations, increased 9 percent to $104,000.

•                  Asset Management segment AUM increased 2 percent sequentially to $466 billion, driven by market appreciation partially offset by an $8.4 billion unfavorable impact from foreign exchange as well as net outflows.

•                  On a global basis, the company had 118 four- and five-star Morningstar-rated funds, including 52 Columbia Management funds and 66 Threadneedle funds.

•                  Total insurance cash sales improved from a year ago, driven by continued strong indexed universal life insurance sales and an increase in variable universal life sales.

•                  Ameriprise Auto & Home policies in force grew 9 percent from a year ago.

•                  On February 5, 2013, the company released the findings of its latest retirement research, Retirement Check-in Survey, that showed Americans experience a disconnect between emotions, retirement goals and financial reality. Information about the survey is available at the company’s website at newsroom.ameriprise.com.

•                  Charities@Work recognized Ameriprise Financial with its 2013 Corporate Excellence Award. The award is given annually to one corporation for overall excellence in employee engagement, corporate social responsibility and giving campaign management.

Balance Sheet Summary as of March 31, 2013

•                  Cash and cash equivalents were $2.2 billion, with $0.8 billion at the holding company. In addition, the holding company holds $0.8 billion in high-quality, short-duration securities.

•                  Excess capital was over $2 billion after the return of $454 million to shareholders during the quarter through share repurchases and dividends.

•                  The company announced a $0.07 per share increase in its regular quarterly dividend to $0.52 per share payable on May 17, 2013 to shareholders of record as of May 6, 2013.

•                  The company repurchased 5.2 million shares of its common stock in the quarter for $360 million, partially offsetting the net share issuance in the quarter primarily due to compensation-related actions and market appreciation.

•                  The total investment portfolio ended the quarter with $2.7 billion in net unrealized gains.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Advice & Wealth Management
Net revenues	$1,018	$954	7%
Expenses	887	860	(3)
Pretax operating earnings	$131	$94	39

Operating results included former banking operations:
Net revenues	$—	$32	NM
General and administrative expense	—	17	NM
Operating earnings	$—	$15	NM

	Quarter Ended March 31,		% Better/
	2013	2012	(Worse)

Retail client assets (billions)	$372	$334	11%
Mutual fund wrap net flows (billions)	$4.1	$2.9	41%
Operating net revenue per branded advisor, excluding former banking operations (thousands)	$104	$95	9%

NM  Not Meaningful — variance of greater than 100%

Advice & Wealth Management pretax operating earnings increased 39 percent to $131 million reflecting strong revenue growth, continued expense management, and ongoing investments in the business, partially offset by a $10 million decline in earnings from continued low interest rates. First quarter 2013 pretax operating margin was 12.9 percent compared to 9.9 percent a year ago. The year-ago quarter included earnings from Ameriprise Bank, which ceased certain banking operations in the fourth quarter of 2012. Former banking operations contributed 130 basis points to first quarter 2012 operating margin.

Operating net revenues increased 7 percent to $1.0 billion driven by record retail client net inflows and market appreciation, partially offset by the previously mentioned bank transition. Underlying operating net revenues increased 10 percent, when excluding former banking operations.

Operating expenses increased 3 percent to $887 million, primarily reflecting higher distribution expenses associated with business growth. General and administrative expenses declined by 9 percent, demonstrating ongoing expense discipline, lower expenses associated with completion of the brokerage platform conversion, and lower ongoing bank expense. Underlying expenses declined 3 percent, when excluding former banking operations.

Total retail client assets grew 11 percent to $372 billion and operating net revenue per advisor, excluding results from former banking operations, increased 9 percent. Mutual fund wrap net inflows increased 41 percent to $4.1 billion. Brokerage cash balances declined $1 billion sequentially and remained elevated at $17.6 billion.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Asset Management
Net revenues	$746	$711	5%
Expenses	602	580	(4)
Pretax operating earnings	$144	$131	10

Items included in operating earnings:
Threadneedle FSA regulatory levy	$—	$2	NM
Threadneedle compensation program	$(2)	$2	NM

	Quarter Ended March 31,		% Better/
	2013	2012	(Worse)
Total segment AUM(1) (billions)	$466	$463	1%
Columbia Management AUM	$341	$344	(1)%
Threadneedle AUM	$128	$123	4%
Total segment net flows (billions)	$(5.7)	$(4.6)	(25)%
Retail net flows	$(0.1)	$(1.5)	91%
Institutional net flows	$(5.5)	$(2.7)	NM
Alternative net flows	$(0.1)	$(0.4)	67%

(1)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s First Quarter 2013 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 10 percent to $144 million, driven by equity market appreciation and continued revenue and expense reengineering, partially offset by the impact of net outflows and one fewer fee day. First quarter 2013 adjusted net pretax operating margin was 34.6 percent compared to 33.3 percent a year ago.

Operating net revenues increased 5 percent to $746 million, primarily driven by growth in assets from market appreciation and reengineering benefits, partially offset by the impact of net outflows as well as one fewer fee day than the year-ago quarter.

Operating expenses increased 4 percent to $602 million driven by market growth. General and administrative expenses increased 2 percent and remained well controlled, reflecting ongoing expense discipline and reengineering.

Total segment assets under management increased 1 percent from a year ago to $466 billion, reflecting market appreciation, partially offset by net outflows and the impact of foreign exchange.

Asset Management net outflows of $5.7 billion in the quarter were driven by net outflows in institutional portfolios, while retail net flows were essentially flat. Strong Threadneedle retail net inflows were offset by net outflows at Columbia. Institutional net outflows of $5.5 billion were primarily from legacy insurance assets and low basis point former parent influenced mandates.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)

Annuities
Net revenues	$630	$628	—
Expenses	474	439	(8)%
Pretax operating earnings	$156	$189	(17)

Variable annuity pretax operating earnings	$109	$133	(18)%
Fixed annuity pretax operating earnings	47	56	(16)
Total pretax operating earnings	$156	$189	(17)

Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$14	$24	(42)%
Model updates and enhancements	$—	$20	NM

	Quarter Ended March 31,		% Better/
	2013	2012	(Worse)
Variable annuity ending account balances (billions)	$70.9	$67.0	6%
Variable annuity net flows (millions)	$(193)	$86	NM
Fixed annuity ending account balances (billions)	$13.7	$14.1	(3)%
Fixed annuity net flows (millions)	$(269)	$(187)	(44)%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings declined 17 percent to $156 million. The decline was driven by benefits in the 2012 quarter described in the table above, as well as lower net investment income reflecting the low interest rate environment.

Variable annuity operating earnings were $109 million and both the current and prior periods included favorable market impacts—the prior period also included model updates described in the table above. However, adjusting for these items, earnings increased 7 percent as market appreciation was partially offset by $7 million of higher reserve funding and higher amortization of DAC related to the unlocking of interest rate assumptions in the third quarter of 2012.

Fixed annuity operating earnings declined 16 percent to $47 million primarily from the continued low interest rate environment. Fixed annuity results benefitted from the income accretion related to bank assets transferred in the fourth quarter of 2012, which was offset in the Corporate segment.

RiverSource variable annuity account balances increased 6 percent to $71 billion driven by market appreciation. Variable annuity net outflows in the quarter reflected the closed book of annuities sold through third parties and $36 million of net inflows in the Ameriprise channel. RiverSource fixed annuity account balances declined 3 percent to $14 billion due to ongoing net outflows resulting from low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)

Protection
Net revenues	$538	$522	3%
Expenses	428	415	(3)
Pretax operating earnings	$110	$107	3

Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$2	(50)%

	Quarter Ended March 31,		% Better/
	2013	2012	(Worse)
Life insurance in force (billions)	$192	$191	1%
VUL/UL ending account balances (billions)	$10.2	$9.7	5%
Auto & home policies in force (thousands)	773	708	9%

Protection pretax operating earnings increased by 3 percent to $110 million as strong results in life and health were largely offset by lower auto and home earnings.

Life and health earnings grew 13 percent reflecting business growth and favorable expenses, including lower health claims and continued strong persistency. Life and health insurance cash sales increased 12 percent to $67 million from growth in indexed universal life and continued improvement in variable universal life sales.

Auto and home results reflected solid premium growth, largely offset by increased reserves for auto liability loss development. Steady growth in auto and home policies continued, up 9 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Corporate & Other
Net revenues	$(3)	$8	NM
Expenses	78	73	(7)%
Pretax operating loss	$(81)	$(65)	(25)

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $81 million for the quarter compared to $65 million a year ago. Losses were $11 million higher primarily due to how the Company accounts for the transfer of former bank assets. The loss in Corporate was offset by the associated incremental accretion income, primarily in the Annuities segment.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FSA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•      the statement in this news release that the company expects its 2013 operating effective tax rate to be in the 26 to 28 percent range;

•      statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•      other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•      statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•      conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•      changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•      investment management performance and distribution partner and consumer acceptance of the company’s products;

•      effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•      changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•      the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•      changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•      risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•      experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•      changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•      the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•      the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•      the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•      the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•      interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•      general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. For information about Ameriprise Financial entities, please refer to the First Quarter 2013 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Net income attributable to Ameriprise Financial	$335	$244	$1.58	$1.05
Less: Loss from discontinued operations, net of tax	(1)	(1)	—	(0.01)
Net income from continuing operations attributable to Ameriprise Financial	336	245	1.58	1.06
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	2	74	0.01	0.32
Add: Integration/restructuring charges, net of tax(1)	1	15	—	0.06
Add: Net realized losses (gains), net of tax(1)	(1)	1	—	0.01
Operating earnings	$338	$335	$1.59	$1.45

Weighted average common shares outstanding:
Basic	208.4	227.3
Diluted	212.3	231.7

(1)  Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2013	2012
Total net revenues	$2,691	$2,561
Less: CIEs revenue	82	52
Less: Net realized gains (losses)	1	(2)
Operating total net revenues	2,608	2,511	(1)

(1) Former banking operations contributed $32 million to 2012 operating total net revenues.

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended March 31,
(in millions, unaudited)	2013	2012
Total expenses	$2,204	$2,239
Less: CIEs expenses	52	48
Less: Market impact on variable annuity guaranteed living benefits	2	113
Less: Integration/restructuring charges	2	23
Operating expenses	2,148	2,055	(1)

(1) Former banking operations contributed $17 million to 2012 operating expenses.

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended March 31,
(in millions, unaudited)	2013	2012
Operating total net revenues	$2,608	$2,511
Operating expenses	2,148	2,055
Pretax operating earnings	$460	$456

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended March 31,
(in millions, unaudited)	2013	2012
General and administrative expense	$730	$762
Less: CIEs expenses	11	2
Less: Integration/restructuring charges	2	23
Operating general and administrative expense	$717	$737

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$487	$460
Less: Pretax income attributable to noncontrolling interests	30	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$457	$460
Income tax provision from continuing operations	$121	$122
Effective tax rate	25.0%	26.5%
Effective tax rate excluding noncontrolling interests	26.6%	26.5%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$322	$456
Less: Pretax income attributable to noncontrolling interests	4	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$318	$456
Income tax provision from continuing operations	$73	$121
Effective tax rate	22.6%	26.5%
Effective tax rate excluding noncontrolling interests	22.9%	26.5%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended March 31,
(in millions, unaudited)	2013	2012
Operating total net revenues	$746	$711
Less: Distribution pass through revenues	214	207
Less: Subadvisory and other pass through revenues	98	96
Adjusted operating revenues	$434	$408

Pretax operating earnings	$144	$131
Less: Operating net investment income	4	5
Add: Amortization of intangibles	10	10
Adjusted operating earnings	$150	$136

Adjusted net pretax operating margin	34.6%	33.3%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended March 31,
(in millions, unaudited)	2013	2012
Net income attributable to Ameriprise Financial	$1,120	$1,119
Less: Income (loss) from discontinued operations, net of tax	(2)	10
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,122	1,109
Less: Adjustments (1)	(126)	(156)
Operating earnings	$1,248	$1,265

Total Ameriprise Financial, Inc. shareholders’ equity	$9,066	$9,114
Less: Assets and liabilities held for sale	—	11
Less: Accumulated other comprehensive income, net of tax	1,068	741
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	7,998	8,362
Less: Equity impacts attributable to the consolidated investment entities	384	454
Operating equity	$7,614	$7,908

Return on equity, excluding AOCI	14.0%	13.3%
Operating return on equity, excluding AOCI (2)	16.4%	16.0%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; the market impact on index universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)   Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; the market impact on index universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Revenues
Management and financial advice fees	$1,244	$1,132	10%
Distribution fees	434	402	8
Net investment income	489	531	(8)
Premiums	310	301	3
Other revenues	222	206	8
Total revenues	2,699	2,572	5
Banking and deposit interest expense	8	11	27
Total net revenues	2,691	2,561	5
Expenses
Distribution expenses	726	666	(9)
Interest credited to fixed accounts	198	206	4
Benefits, claims, losses and settlement expenses	409	505	19
Amortization of deferred acquisition costs	75	31	NM
Interest and debt expense	66	69	4
General and administrative expense	730	762	4
Total expenses	2,204	2,239	2
Income from continuing operations before income tax provision	487	322	51
Income tax provision	121	73	(66)
Income from continuing operations	366	249	47
Loss from discontinued operations, net of tax	(1)	(1)	—
Net income	365	248	47
Less: Net income attributable to noncontrolling interests	30	4	NM
Net income attributable to Ameriprise Financial	$335	$244	37%

NM  Not Meaningful — variance of greater than 100%